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                                                                     EXHIBIT 4.2

                                CONVERTIBLE NOTE

                                  10% INTEREST
                 CONVERTIBLE TO COMMON SHARES AT $3.00 PER SHARE
                                 UNITS OF $5,000

                                                Date: March 14, 1997

FOR VALUE RECEIVED, GLOBENET INC., PARENT COMPANY OF ROYAL BODYCARE, INC. both Texas corporations hereinafter collectively called ("Company"), hereby promise
to pay to the order of                          (the "Payee") at the address set
forth below, the principal amount of $         together with interest at a rate
per annum equal to ten percent (10%) ("Stated Interest"). Stated Interest payable under this Note shall be computed on the basis of a 365-day year and actual days elapsed.

         Accrued Stated Interest shall be due and payable quarterly commencing on June 14, 1997 and continuing thereafter on September 14, December 14, March 14, and June 14, hereafter, until the Maturity Date (as defined below).

         This Note shall mature and all unpaid principal and accrued but unpaid interest hereunder shall be due and payable in full on the date two (2) years from the date of this Note (The "Maturity Date").

         Upon written notice to Company, Payee may convert the unpaid principal and interest accrued due hereunder into common stock of GlobeNet, Inc., (the "Shares"). The number of Shares issued upon such conversion shall be determined by dividing the total amount of unpaid principal and accrued interest calculated to the date of conversion by $3.00, rounded down to the nearest whole number. The accrued remaining fractional amount, if any, will be paid by Company to Payee within ten days of the conversion date.

         Except as otherwise expressly provided herein, each maker, surety, endorser, and guarantor of this Note hereby severally waives demand and presentation for payment notice of non-payment, protest and notice of protest, and the diligence of bringing suit against any part hereto, and consents that time of payment may be extended from time to time without notice thereof to it.

         All amounts payable hereunder by the Company shall be payable to the Payee at the address set forth below or at such other place as the Payee or the holder hereof may, from time to time indicate in writing to the Company, and shall be made by the Company in lawful money of the United States by check or in cash at such place of payment.

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         If any payment required to be made hereunder becomes due and payable on a nonbusiness day, the maturity thereof shall extend to the next business day. The term "business day" shall mean a calendar day excluding Saturdays, Sundays or other days on which banks in the State of Texas are required or authorized to remain closed.

         If this Note is placed in the hands of an attorney for collection, the Company agrees to pay attorneys' fees and costs and expenses of collection, including but not limited to court costs.

         An Event of default is defined as (i) the failure of prompt and timely payment when due of any installment of Stated Interest, Additional Interest or principal under this Note, such failure continuing for thirty (30) calendar days after notice thereof from Payee to Company, or (ii) the Company is adjudicated a bankrupt, declared insolvent or shall execute a general assignment for the benefit of creditors, or the Company shall file a voluntary petition in bankruptcy or all, or substantially all of its assets shall become subject to the control of a receiver and such receivership proceedings are not dismissed within sixty (60) days of the receiver's appointment. Upon an Event of default, then the Payee, at its option, may declare the entire unpaid balance of principal, accrued State interest accrued Additional Interest hereunder to be immediately due and payable.

         This Note shall be governed by and construed in accordance with the laws of the State of Texas and applicable laws of the United States.

         In no contingency or event whatsoever shall the amount of interest paid or agreed to be paid by the Company, received by payee, or requested or demanded to be paid by the Company exceed the maximum amount permitted by applicable law. In the event any such sums paid to Payee by the Company would exceed the maximum amount permitted by applicable law, Payee shall automatically apply such excess to the unpaid principal amount of this Note. All sums paid or agreed to be paid by the Company, received by payee, or requested or demanded to be paid by the Company, which are, or hereafter may be construed to be, or in respect of compensation, for the use, forbearance or detention of money shall, to the extent permitted by applicable law, be amortized, prorated spread and allocated throughout the full term of all indebtedness of the Company to Payee, to the end that the actual rate of interest hereon shall never exceed the maximum rate of interest permitted from time to time by applicable law.

                                         GlobeNet Inc., a Texas corporation

                                         By: /s/ STEVEN E. BROWN
                                            ------------------------------------
                                         Name:  Steven E. Brown
Address for Payment:                     Title: Vice President